Exhibit 8

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of October 1, 2015, by and among vTv Therapeutics Holdings LLC, a Delaware limited liability company (“Holdings”), vTvx Holdings I LLC (f/k/a TransTech Pharma, LLC), a Delaware limited liability company (“TTP”), and vTvx Holdings II LLC (f/k/a High Point Pharmaceuticals LLC), a Delaware limited liability company (“HPP” and together with TTP, collectively, the “Companies”).

WITNESSETH:

WHEREAS, in connection with the initial public offering (“IPO”) of the Class A Common Stock, par value $0.01 per share, of vTv Therapeutics, Inc. (“Pubco”), contemplated by Pubco’s Registration Statement on Form S-1, as amended (File No. 333-204951) (the “Registration Statement”), on July 29, 2015, Pubco, TTP, HPP, Holdings, vTv Therapeutics LLC, a Delaware limited liability company (“Opco”) entered into a Reorganization Agreement (the “Reorg Agreement”), pursuant to which, among other things, TTP and HPP contributed substantially all of their assets, including all of their personnel and operations (the “Contributed Assets”), to Holdings, in return for membership interests of Holdings and immediately thereafter, Holdings contributed the Contributed Assets to Opco in exchange for Nonvoting Common Units of Opco, and Holdings was issued shares of Class B Common Stock of Pubco;

WHEREAS, as a result of the transactions contemplated by the Reorg Agreement, TPP and HPP are party to the Amended and Restated Limited Liability Company Agreement of Holdings, dated as of July 29, 2015 (the “LLC Agreement”);

WHEREAS, on the date hereof, the requisite holders of the Series A Units, Series B Units, Series D Units, Series E Units and Series F Units of TTP (as each such term defined in the TTP LLC Agreement) have elected to convert such units into TTP Common Units by executing the written consent attached hereto as Exhibit A;

WHEREAS, on the date hereof, the requisite holders of the Series C Units of TTP (as such is term defined in the TTP LLC Agreement) have elected to convert such units into TTP Common Units by executing the written consent attached hereto as Exhibit B;

WHEREAS, on the date hereof, the requisite holders of the Series A Units and Series B Units of HPP (as each such term defined in the HPP LLC Agreement) have elected to convert such units into HPP Common Units by executing the written consent attached hereto as Exhibit C;

WHEREAS, the boards of directors of TTP and HPP have each deemed it advisable and in the best interests of the Companies that (i) TTP merge with and into Holdings under and pursuant to the provisions of the Delaware Limited Liability Company Act (the “DLLCA”) with Holdings surviving and (ii) immediately thereafter, HPP merge with and into Holdings under and pursuant to the provisions of the DLLCA with Holdings surviving; and

WHEREAS, immediately following the execution and delivery of this Agreement, the written consent in the form attached hereto as Exhibit D, approving and adopting this Agreement (the “Written Consent”) will be executed and delivered, which Written Consent, when executed and delivered, will be sufficient to constitute the requisite consent of the members of TTP and HPP, respectively.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The terms defined in this Article I, whenever used herein, shall have the following meanings:

“Holdings Common Units” means the common membership interest units of Holdings.

“HPP Common Units” means the common membership interest units of HPP.

“HPP LLC Agreement” means the Third Amended and Restated Operating Agreement of HPP, as amended.

“Merger Consideration” means for each holder of TTP Common Units, HPP Common Units and/or Series G Units, either the (i) cash amount or (ii) number of Holdings Common Units, as applicable, to be paid to such holder, as set forth on Schedule A.

“Notice to Equityholders” means those certain letters to each of the equityholders of TTP and HPP delivered in connection with the Mergers in the form attached hereto as Exhibit E.

“Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity.

“Series G Units” means the Series G Non-Convertible Preferred Units of TTP.

“TTP Common Units” means the common membership interest units of TTP.

“TTP LLC Agreement” means the Fourth Amended and Restated Operating Agreement of TPP, as amended.

ARTICLE II

THE MERGERS

Section 2.1 The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at Effective Time I (as defined below) TTP will be merged with and into Holdings in accordance with the provisions of Section 18-209 of the DLLCA (“Merger I”). Following Merger I, Holdings will continue as the surviving entity and the separate legal existence of TTP shall cease.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at Effective Time II (as defined below) HPP will be merged with and into Holdings in accordance with the provisions of Section 18-209 of the DLLCA (“Merger II” and, together with Merger I, the “Mergers”). Following Merger II, Holdings will continue as the surviving entity and the separate legal existence of HPP shall cease.

Section 2.2 Effective Time.

(a) Merger I will be consummated on the Closing Date (as defined below) by the filing of a certificate of merger substantially in the form of Exhibit F-1 hereto (the “Certificate of Merger I”) with the Secretary of State of the State of Delaware in accordance with Section 18-209 of the DLLCA. The time Merger I becomes effective in accordance with Section 18-209(d) of the DLLCA is referred to in this Agreement as “Effective Time I.”

(b) Merger II will be consummated immediately following Merger I on the Closing Date by the filing of a certificate of merger substantially in the form of Exhibit F-2 hereto (the “Certificate of Merger II”) with the Secretary of State of the State of Delaware in accordance with Section 18-209 of the DLLCA. The time Merger II becomes effective in accordance with Section 18-209(d) of the DLLCA is referred to in this Agreement as “Effective Time II.”

Section 2.3 Effects of the Mergers.

(a) Merger I will have the effects set forth in Section 18-209(g) of the DLLCA. Without limiting the generality of the foregoing, as of Effective Time I, all properties, rights, privileges, powers and franchises of TTP will vest in Holdings, and all debts, liabilities and duties of TTP will become debts, liabilities and duties of Holdings.

(b) Merger II will have the effects set forth in Section 18-209(g) of the DLLCA. Without limiting the generality of the foregoing, as of Effective Time II, all properties, rights, privileges, powers and franchises of HPP will vest in Holdings, and all debts, liabilities and duties of HPP will become debts, liabilities and duties of Holdings.

Section 2.4 Organizational Documents.

(a) Certificate of Formation. The Certificate of Formation of Holdings as in effect immediately preceding Effective Time I shall remain unchanged as a result of the Mergers and shall continue as the Certificate of Formation of Holdings following the Mergers.

(b) LLC Agreement. The LLC Agreement as in effect immediately preceding Effective Time I shall remain unchanged as a result of the Mergers and shall continue as the Limited Liability Company Agreement of Holdings following the Mergers.

Section 2.5 Officers. The officers of Holdings immediately preceding Effective Time I, shall continue as the officers of Holdings as a result of the Mergers, and will hold office from until their respective successors are duly elected or appointed and qualified in the manner provided in the LLC Agreement or as otherwise provided by law.

Section 2.6 Equity Securities.

(a) Subject to Section 2.6(c), at Effective Time I, each of the following transactions shall be deemed to occur simultaneously: all of the (i) the Series G Units and (ii) TTP Common Units outstanding immediately prior to Effective Time I shall, by virtue of Merger I and without any action on the part of the holder thereof, be cancelled and converted into the right to receive the number of Holdings Common Units or amount of cash set forth opposite such holder’s name on Schedule A, subject to the execution by such holder of the documents required to be executed by such holder as provided in the Notice to Stockholders.

(b) Subject to Section 2.6(c), at Effective Time II, the following transaction shall be deemed to occur: the HPP Common Units outstanding immediately prior to Effective Time II shall, by virtue of Merger II and without any action on the part of the holder thereof, be cancelled and converted into the right to receive the number of Holdings Common Units or amount of cash set forth opposite such holder’s name on Schedule A, subject to the execution by such holder of the documents required to be executed by such holder as provided in the Notice to Stockholders.

(c) If the aggregate cash value of the Holdings Common Units to be paid to the holder of TTP Common Units and/or HPP Common Units is less than $5,000, such holder’s Merger Consideration shall be paid entirely in cash.

Section 2.7 TTP Representations. TTP hereby makes the following representations and warranties to Holdings:

(a) Formation; Due Authorization. TPP has delivered to Holdings a true and complete copy of the certificate of formation and the TPP LLC Agreement, each as in effect on the date hereof. TTP is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. TPP has all requisite power and authority to execute and deliver this Agreement and to consummate the Mergers. All Series G Units and TPP Common Units have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to any pre-emptive rights.

(b) No Conflicts. The execution of this Agreement and the consummation of the transactions contemplated hereby have been approved by all necessary limited liability company action on the part of TTP and do not violate any provisions of its certificate of formation, its operating agreement or any other agreements or instruments to which it is a party.

(c) Capitalization. As of the date hereof (and as of immediately prior to Effective Time I), (i) 27,009.50 Series G Units and 1,225,020,306 TTP Common Units are issued and outstanding and (ii) except as provided in the foregoing clause (i), no other limited liability company interests of TPP, or securities convertible or exchangeable into or exercisable for any limited liability company interests TPP are issued and outstanding.

(d) Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other advisory fees, costs, expenses, commissions or similar payments in connection with the Mergers based upon any arrangements or contract made by or on behalf of TPP.

Section 2.8 HPP Representations. HPP hereby makes the following representations and warranties to Holdings:

(a) Formation; Due Authorization. HPP has delivered to Holdings a true and complete copy of the certificate of formation and the HPP LLC Agreement, each as in effect on the date hereof. HPP is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. HPP has all requisite power and authority to execute and deliver this Agreement and to consummate the Mergers. All HPP Common Units have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to any pre-emptive rights.

(b) No Conflicts. The execution of this Agreement and the consummation of the transactions contemplated hereby have been approved by all necessary limited liability company action on the part of HPP and do not violate any provisions of its certificate of formation, its operating agreement or any other agreements or instruments to which it is a party.

(c) Capitalization. As of the date hereof (and as of immediately prior to Effective Time II), (i) 649,720,286 HPP Common Units are issued and outstanding and (ii) except as provided in the foregoing clause (i), no other limited liability company interests of HPP, or securities convertible or exchangeable into or exercisable for any limited liability company interests HPP are issued and outstanding.

(d) Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other advisory fees, costs, expenses, commissions or similar payments in connection with the Mergers based upon any arrangements or contract made by or on behalf of HPP.

Section 2.9 Holdings Representations. Holdings hereby makes the following representations and warranties to each of TTP and HPP:

(a) Formation; Due Authorization. Holdings has delivered to each of TTP and HPP a true and complete copy of the certificate of formation and the LLC Agreement, each as in effect on the date hereof. Holdings is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Holdings has all requisite power and authority to execute and deliver this Agreement and to consummate the Mergers. The Holdings Common Units to be issued in connection with the Mergers will be duly authorized by all necessary limited liability company action on the part of Holdings and, when issued, will be validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

(b) No Conflicts. The execution of this Agreement and the consummation of the transactions contemplated hereby have been approved by all necessary limited liability company action on the part of Holdings and do not violate any provisions of its certificate of formation, its operating agreement or any other agreements or instruments to which it is a party.

(c) Capitalization. As of the date hereof (and as of immediately prior to Effective Time I), (i) 23,655,814 Holdings Common Units are issued and outstanding and (ii) except as provided in the foregoing clause (i), no other limited liability company interests of TTP, or securities convertible or exchangeable into or exercisable for any limited liability company interests TTP are issued and outstanding.

(d) Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other advisory fees, costs, expenses, commissions or similar payments in connection with the Mergers based upon any arrangements or contract made by or on behalf of Holdings.

Section 2.10 Tax Treatment of the Mergers. For U.S. federal income tax purposes, the Mergers shall be treated as follows:

(a) Merger I. Merger I shall be treated as an “assets-over” merger of TTP with and into Holdings within the meaning of Treasury Regulation Section 1.708-1(c)(3)(i) with Holdings as the continuing partnership within the meaning of Section 708 of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation Section 1.708-1(c) and TTP terminated as of Effective Time I.

(b) Merger II. Merger II shall be treated as an “assets-over” merger of HPP with and into Holdings within the meaning of Treasury Regulation Section 1.708-1(c)(3)(i) with Holdings as the continuing partnership within the meaning of Section 708 of the Code and Treasury Regulation Section 1.708-1(c) and HPP terminated as of Effective Time II.

ARTICLE III

THE CLOSING

Section 3.1 The Closing. The consummation of the Mergers (the “Closing”) will take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019 on the date hereof (the “Closing Date”).

Section 3.2 Closing Date Events. At the Closing, Holdings shall cause Certificate of Merger I and Certificate of Merger II to be filed as provided in Section 2.2.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Termination. Notwithstanding anything herein to the contrary, this Agreement and the Mergers may be terminated or abandoned by written agreement of each of TTP, HPP and Holdings at any time prior to Effective Time I and there shall be no further liability on the part of any of the parties hereto.

Section 4.2 Further Assurances. If at any time Holdings shall consider or be advised that any further assignment or assurances in law are necessary or desirable to vest in Holdings the title to any property or rights of either TTP or HPP, TTP or HPP (as applicable) shall grant to Holdings a limited power of attorney to execute and make all such proper assignments and assurances in law and to do all things reasonably necessary and proper to thus vest such property or rights in Holdings, and otherwise to carry out the purposes of this Agreement.

Section 4.3 Binding Agreement. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.

Section 4.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 4.5 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 4.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.7 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may be executed by facsimile or electronic mail signature(s). Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 4.8 Entire Agreement. This Agreement and the Reorganization Documents (as defined in the Reorganization Agreement) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any person or other party hereto.

Section 4.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

VTV THERAPEUTICS HOLDINGS LLC

By:	/s/ Stephen L. Holcombe
Name:	Stephen L. Holcombe
Title:	President & Chief Executive Officer

VTVX HOLDINGS I LLC

By:	/s/ Stephen L. Holcombe
Name:	Stephen L. Holcombe
Title:	President & Chief Executive Officer

VTVX HOLDINGS II LLC

By:	/s/ Stephen L. Holcombe
Name:	Stephen L. Holcombe

[Signature Page to Merger Agreement]